Fahn Kanne & Co.
Head Office
Levinstein Tower
23 Menachem Begin Road
Tel-Aviv 66184
Israel
T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

AUDITORS’ CONSENT OF INDEPENDENT ACCOUNTING FIRM

We have issued our report dated April 30, 2008 with respect to the financial statements as of December 31, 2007 of B-Balloon Ltd. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Statement by Experts”.

/s/ Fahn Kanne & Co.

Fahn Kanne & Co.
Certified Public Accountants (Isr.)

Tel-Aviv, Israel
July 31, 2008